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                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                                                    EXHIBIT 12.2
                       RATIO OF EARNINGS TO FIXED CHARGES
                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

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                                                        DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER
                                                          1998         1999         2000         2001         2002
                                                       -----------  -----------  -----------  -----------  -----------

EARNINGS
    Net Income                                           $745,140     $711,843     $583,715     $663,061     $617,840
    Income Tax                                            414,235      366,081      289,926      427,168      341,758
                                                       -----------  -----------  -----------  -----------  -----------

             Total Earnings Before Income Tax           1,159,375    1,077,924      873,641    1,090,229      959,598

FIXED CHARGES*                                            345,513      340,344      392,347      409,588      408,580
                                                       -----------  -----------  -----------  -----------  -----------
             Total Earnings Before Income Tax
                and Fixed Charges                      $1,504,888   $1,418,268   $1,265,988   $1,499,817   $1,368,178
                                                       ===========  ===========  ===========  ===========  ===========



    * Fixed Charges

    Interest on Long-Term Debt                           $294,894     $291,747     $318,842     $347,260     $332,585
    Amortization of Debt Discount, Premium and Expense     13,777       13,514       12,584       12,527       12,264
    Interest on Component of Rentals                       18,442       17,720       17,697       17,478       12,373
    Other Interest                                         18,400       17,363       43,224       32,323       51,358
                                                       -----------  -----------  -----------  -----------  -----------

             Total Fixed Charges                         $345,513     $340,344     $392,347     $409,588     $408,580
                                                       ===========  ===========  ===========  ===========  ===========


    Ratio of Earnings to Fixed Charges                       4.36         4.17         3.23         3.66         3.35
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